EXHIBIT 10.1

GE Commercial Finance Restructuring Finance
201 Merritt 7, P.O. Box 5201 Norwalk, CT 06856-5201 U.S.A.

November 18, 2005

The Rowe Companies

1650 Tysons Blvd., Suite 710

McLean, VA 22102

Attention:	Gene Morphis
Garry W. Angle

Re:	Commitment Letter

Dear Messrs. Morphis and Angle:

General Electric Capital Corporation (“GE Capital” or “Agent”) and Marathon Structured Finance Fund, L.P. and one or more affiliates (“Marathon”; together with GE Capital, the “Lenders” and each a “Lender”), are pleased to provide the several commitments of the Lenders to provide up to $60,000,000 of senior secured financing (the “Financing”) for The Rowe Companies, Rowe Furniture, Inc. and Storehouse, Inc. (collectively, the “Borrowers” and each a “Borrower”), the proceeds of which will be used to: (i) refinance certain of Borrowers’ existing indebtedness, (ii) replace existing letters of credit, (iii) pay fees and expenses associated with the refinancing, and (iv) to provide for working capital and other general corporate purposes. Each of the Lenders is pleased to provide its several and not joint commitment for the Financing, in each case on the terms and subject to the conditions set forth in this letter and as further described herein. You have informed the Agent that the Borrowers intend to establish credit facilities to consist of (i) $50,000,000 under a senior secured revolving credit facility (the “Revolver”), and (ii) $10,000,000 under a senior secured Tranche B Loan (the “Tranche B Loan”; together with the Revolver, the “Facilities”).

GE Capital and Marathon are pleased to confirm their several commitments as follows: (a) GE to provide $50,000,000 of the Revolver, and (b) Marathon to provide $10,000,000 of the Tranche B Loan, so as to provide the Borrowers with the full $60 million of the Facilities as requested on the terms and subject to the conditions contained in this Commitment Letter.

SUMMARY OF PROPOSED TERMS

AGENT:	GE Capital or an affiliate thereof.

LEAD ARRANGER AND BOOKRUNNER:	GE Capital Markets, Inc. (“GECM”).

LENDERS:	GE Capital (or an affiliate thereof), Marathon, and other lenders acceptable to Agent.

BORROWER:	The Rowe Companies (the “Parent”), Rowe Furniture, Inc. and Storehouse, Inc.

REVOLVER:

REVOLVER LENDERS:	GE Capital and other lenders acceptable to Agent.

MAXIMUM AMOUNT:

Up to $50,000,000 (including a Letter of Credit Sub-facility of up to $5,000,000). Letters of Credit would be issued either by a bank and/or by GE Capital and/or one of its affiliates, and on terms, acceptable to Agent and would be guaranteed or otherwise backed by all Revolver Lenders.

REVOLVER AVAILABILITY:

Revolver Availability would be limited to the lesser of (a) the Maximum Amount or (b) the sum of up to (i) 85% on Borrowers’ eligible accounts receivable (ii) 85% of the net orderly liquidation value (“NOLV”) of Borrowers’ eligible raw material and work in process inventory, (iii) 92.5% (the “Finished Goods Advance Rate”) of the NOLV of Borrowers’ eligible finished goods inventory (iv) 50% of the FMV of Borrower’s eligible owned real estate (limited to 25% of the Financing) and (v) 90% on the net cash surrender value of eligible life insurance policies (the “Eligible Life Insurance Policies”) after associated indebtedness, in each case, less reserves (the “Borrowing Base”). Agent would retain the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability, using its reasonable credit judgment; provided, however, no such adjustment shall be made to decrease advance rates or change standards of eligibility absent a material adverse change in the financial condition of the Borrowers, the failure of the Borrowers to comply with the covenants contained in the Loan Agreement, or a material adverse change or diminution in value of the collateral which is subject to

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the security interest granted to the Agent. The face amount of all letters of credit outstanding under the Letter of Credit Subfacility would be reserved in full against availability.

Reserves shall include without limitation: (a) a reserve against Storehouse’s open customer deposits (“Customer Deposits”) which shall be determined as follows: There shall be a reserve on Customer Deposits aged 30 days or less (which Lenders and Borrowers anticipate to be approximately 50% of all Customer Deposits) equal to (i) 75% of such Customer Deposits if Excess Availability is $10MM or greater and (ii) 100% of such Customer Deposits if Excess Availability is less than $10MM (aging shall be based on open Customer orders); and (b) a Tranche B Availability Reserve equal to the greater of (i) $0 and (ii) the outstanding amount of the Tranche B Loan minus the sum of (A) 5.0% of eligible accounts receivable, (B) 7.5% of the NOLV of Borrowers’ eligible inventory and (C) 25% of FMV of owned real estate.

Agent will retain the right from time to time to establish or modify reserves against availability based upon changes in the collectability or realization values of accounts or changes in the salability or realization values of inventory, real property or other assets, in each case arising or discovered by the Agent after the closing date.

Appraisals of the assets referred to above shall be performed by appraisers retained by and acceptable to Agent, and shall reflect asset values acceptable to Agent and Marathon in their reasonable judgment.

“Excess Availability” shall mean the Borrowing Base minus amounts outstanding under the Revolver, including any issued and outstanding letters of credit.

TERM:	36 months.

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TRANCHE B LOAN:

TRANCHE B LENDERS:	Marathon and lenders acceptable to Marathon and Agent.

TRANCHE B AMOUNT:	Up to $10,000,000 available in one advance on the Closing Date.

TERM:	36 months, if the Revolver is terminated, the Tranche B Loan would immediately be due and payable in full.

PRIORITY:

The repayment rights of Lenders under the Tranche B Loan would rank second in priority to the repayment rights of Lenders under the Revolver. Subject to the payment of the Prepayment Premium (as set forth below), the Borrowers shall have the right to prepay the Tranche B Loan so long as (a) no default or event of default exist and (b) the Borrowers have complied with to be determined minimum excess availability requirements.

GENERAL TERMS AND

CONDITIONS:

USE OF PROCEEDS:

Loans made on the date the Financing is consummated (the “Closing Date”) would be used to repay existing debt, for immediate working capital, to fund the Transaction and other corporate purposes. Loans made after the Closing Date would be used for Borrower’s working capital purposes.

INTEREST:

General:

At Borrower’s option, all loans would bear interest at either (a) a floating rate equal to the index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Rate”) plus the Applicable Margin(s).

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Revolver Rates:	The following Applicable Margins (consisting of per annum rate margins) shall apply:

Applicable Revolver Index Margin	0.25%
Applicable Revolver LIBOR Margin	1.75%
Applicable Standby L/C Margin	1.75%

The Applicable Revolver Margins and Applicable Standby L/C Margin would be subject to quarterly adjustment after the first six months after the Closing Date (up or down) so long as Excess Availability is less than $15,000,000 based on Borrower’s average Excess Availability for the quarter most recently ended in accordance with the following grid:

Excess Availability	< $15M but > $10MM	$10MM, but ≤ $5MM	< $5MM
Applicable Revolver Index Margin	0.50%	0.75%	1.00%
Applicable Revolver LIBOR Margin	2.00%	2.25%	2.50%
Applicable Standby L/C Margin	2.00%	2.25%	2.50%

Once a certain agreed upon financial performance is attained, interest adjustment shall be based on a pricing grid tied to certain agreed upon performance ratios or such other financial performance measures acceptable to Borrowers and Agent.

Tranche B Loan Rates:	The following Applicable Margins (consisting of per annum rate margins) shall apply:

Applicable Tranche B Index Margin	4.00%
Applicable Tranche B LIBOR Margin	5.50%

Payment Dates:	Interest would be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

Other Terms:	All interest would be calculated based on a 360 day year and actual days elapsed. The Financing documentation would contain (a) LIBOR breakage provisions and LIBOR borrowing mechanics, (b) LIBOR

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Rate definitions, and (c) the Index Rate definition would equal the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal funds rate plus 50 basis points.

FEES:	The following fees would be payable to Agent under the definitive documentation:

Letter of Credit Fee:

Equal to the Applicable Standby L/C Margin for Standby Letters of Credit or the Applicable Revolver LIBOR Margin less 25 basis points for Documentary Letters of Credit, in each case, per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

Closing Fee:

Closing Fee of 0.75% on the Revolver and 1.00% on the Tranche B Loan, with 50% due and payable upon acceptance of a this letter and the balance due and payable at closing, less any unused amounts under the Underwriting Deposit.

Agency Fee:	Annual administrative agency fee of $10,000, fully earned, due and payable to GE Capital at closing and on each anniversary thereof.

Unused Facility Fee:

For the first six months after Closing equal to 0.375% per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the Revolver, payable monthly in arrears. After the first six months, the Unused Facility Fee will decrease to 0.25%.

Prepayment Premium:

Payable in the event that the Revolver Commitment or Tranche B Loan is reduced or terminated on or prior to the second anniversary of the Closing Date, in an amount equal to the Revolver Maximum Amount (or, in the case of a commitment reduction, the amount of such reduction) and/or the amount being prepaid on the Tranche B Loan, multiplied by 0.50% upon a

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prepayment during the first year following the Closing Date, 0.25% upon a prepayment during the second year following the Closing Date.

DEFAULT RATES:

From and after the occurrence of a default, the interest rates applicable to all Loans and the Letter of Credit Fee would be increased by 2% per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees would be payable on demand.

SECURITY:

To secure all obligations of Borrowers to Agent and Lenders, Agent, for itself and the ratable benefit of Lenders, would receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of each Borrower and its subsidiaries (except “Excluded Subsidiaries”, as defined below), if any, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds) (collectively, the “Collateral”).

Further, Collateral shall include the Eligible Life Insurance Policies.

All Collateral would be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent. Further, there shall be no liens on the outstanding stock of each Borrower (other than Parent) and each of their subsidiaries (if any and applicable).

Each subsidiary (if any) of the Borrowers other than Rowe Properties Sylmar, Inc., Rowe Properties Jessup,

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Inc. and Rowe Furniture Wood Products, Inc., to the extent these subsidiaries have no assets (the “Excluded Subsidiaries”) would guarantee the obligations of the Borrowers under the Financing documents.

FINANCIAL REPORTING:

The definitive documentation would require Borrowers, on a monthly basis, to provide to Agent and Lenders internally prepared financial statements. Annually, Borrowers would be required to provide audited financial statements, a board approved operating plan for the subsequent year. All financial statements shall be prepared on a consolidated and consolidating basis.

DOCUMENTATION:

The Financing documentation would contain representations and warranties; conditions precedent; affirmative, negative covenants; indemnities; events of default and remedies as required by Agent and Marathon. Relevant documents, such as transaction documents, intercreditor and subordination agreements, equity or stockholder agreements, incentive and employment agreements, tax agreements, and other material agreements, to be acceptable to Agent and Marathon.

AVAILABILITY REQUIREMENT:

Borrowers would be required to maintain minimum Excess Availability of $9,000,000 (the “Excess Availability Requirement”). Borrowers shall have the option to (a) reduce the above Excess Availability Requirement to $3,000,000 in exchange for a requirement that the Borrowers comply with a minimum Fixed Charge Coverage Ratio or (b) eliminate the above Excess Availability Requirement after such time that the Borrowers’ Fixed Charge Coverage Ratio, as measured for any 4 quarter rolling period, is greater than an amount and time period to be determined in exchange for (i) a permanent reduction in the Finished Goods Advance Rate to 85% of the NOLV of eligible finished goods inventory and (ii) a requirement that the Borrowers comply with a minimum Fixed Charge Coverage Ratio.

FINANCIAL COVENANTS:	Those affirmative, negative and financial covenants (applicable to the Borrowers and their subsidiaries)

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customarily found in loan documentation for similar secured financings and others appropriate in the judgment of Agent and Marathon for the Transaction, such Financial Covenants to take into account projected negative cash flow and losses. Financial Covenants are expected to include, but not limited to, minimum Fixed Charge Coverage Ratio measured at any time after the Excess Availability Requirement has been lowered to an amount less than $9 million. Financial covenants shall be based upon the Company’s financial projections delivered in form and substance acceptable to GE Capital. Fixed Charge Coverage Ratio shall mean, as measured for any 4 quarter rolling period, the ratio of (A) EBITDA less the sum of (i) Non-financed Capital Expenditures actually incurred and (ii) all federal, provincial and local income tax expenses paid by the Borrower and its subsidiaries to (B) the sum of (x) all interest obligations paid or due (excluding amortization on discounts of debt and amortization of preferred financing fees), (y) the amount of principal repaid or scheduled to be repaid and (z) all dividends paid or scheduled to be paid.

EBITDA shall mean, for any 4 quarter rolling period, all consolidated earnings of the Borrowers and their Subsidiaries before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Companies and their subsidiaries, but excluding the effect of extraordinary gains or losses for such period.

SYNDICATION:	GECM may provide to industry trade organizations information with respect to the Financing that is necessary and customary for inclusion in league table measurements.

OTHER TERMS:

GE Capital’s proposal with respect to the Financing is conditioned upon satisfaction of the following conditions as of the Closing Date, and the definitive documents would require, among other things, compliance with covenants pertaining to the following

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(all in form and substance satisfactory to Agent and Marathon):

•	Cash management systems for Borrowers acceptable to Agent.

•	Commercially reasonable insurance protection for the Borrowers’ industry, size and risk and the Agent’s collateral protection (terms, underwriter, scope, and coverage to be acceptable to Agent); Agent named as loss payee (property/casualty) and additional insured (liability); and non- renewal/cancellation/amendment riders to provide 30 days advance notice to Agent.

•	Compliance with applicable laws, decrees, and material agreements or obtaining of applicable consents and waivers.

•	General and collateral releases from prior lenders, customary corporate and estoppel certificates; landlord/mortgagee/bailee waivers from warehouse/distribution centers; and consignment or similar filings.

•	Except as may be provided under the employment agreement with Gerald M. Birnbach and the representation of Borrowers by Silver, Freedman & Taff, LLP to the extent set forth in the Borrowers March 7, 2005 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 and other existing agreements that are acceptable to GE Capital, limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between Borrowers and their officers, directors, employees and affiliates.

•

Limitations on, or prohibitions of, cash dividends, other distributions to equity holders (except distributions and dividends may be made in connection with any preferred stock issued by any Borrower at any time Excess Availability is equal to

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or greater than a to be determined amount), payments in respect of subordinated debt, capital expenditures, payment of management fees to affiliates (if and to the extent such affiliates are not borrowers or guarantors) and redemption of common or preferred stock, subject to certain exceptions based upon minimum Excess Availability thresholds to be determined and the absence of any default.

•	Prohibitions of a direct or indirect change in control of Borrowers.

•	Agent’s and Lenders’ rights of inspection, access to facilities, management and auditors.

•	Customary yield protection provisions, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

•	If and to the extent requested by Agent, environmental surveys or reviews in scope and form, by firms, and with results acceptable to Agent and Marathon.

•	Appraisals of the Borrowers’ inventory as well as real estate included the borrowing base in form and substance acceptable to Agent and Marathon reflecting asset values at levels acceptable to Agent and Marathon. The appraisals would be performed by appraisers retained by Agent.

•	Collateral audit of the Borrowers’ inventory and accounts receivable in form and substance acceptable to Agent and Marathon. The collateral audit would be performed by an affiliate of the Agent or a firm retained by Agent.

•	Satisfactory review of financial projections on a quarterly basis for the 3-year period following the Closing Date.

•	Governing law: New York

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OTHER CONDITIONS:	GE Capital’s proposal with respect to the Financing would be further conditioned upon the following (all to Agent’s and Marathon’s satisfaction):

•	Completion by Agent and Marathon of all business and legal due diligence with results satisfactory to Agent (the “Due Diligence Condition”). Without limiting the foregoing, the corporate structure, capital structure, other debt instruments, material contracts, and governing documents of Borrowers and their affiliates, and tax and legal effects resulting from the Financing, must be acceptable to Agent and Marathon.

•	Excess Availability for Borrowers at closing (on a pro forma basis, with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital) of at least $15,000,000.

•	With respect to any real estate collateral, receipt of real property surveys, Phase 1’s or Phase 2’s as applicable, title commitments, title insurance policies in amount, form and from, as applicable, an issuer satisfactory to Agent and Marathon.

•	Receipt of all necessary or appropriate third party and governmental waivers and consents.

•	Satisfactory opinions of counsel from Borrowers’ counsel (including local counsel as requested) reasonably acceptable to Agent and Marathon.

•	As of the Closing Date, there will have been (except as previously disclosed in writing prior to the date hereof) (i) since the Parent’s last 10Q filed with the SEC, no material adverse change in the aggregate, in the business, financial or other condition of the Borrowers, the industry in which such Borrowers operate, or the collateral which will be subject to the

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security interest granted to Agent and Lenders or in the prospects or projections of Borrowers, (ii) no litigation commenced which, if successful, would have a material adverse impact on the Borrowers , their business, or their ability to repay the loans, or which would challenge the transactions under consideration, (iii) since the Parent’s last 10Q filed with the SEC no material increase in the liabilities, liquidated or contingent, of the Borrowers, or material decrease in the assets of the Borrowers and (iv) since the date hereof, no change in loan syndication, financial or capital market conditions generally that in GECM’s judgment would materially impair syndication of the Financing.

•	Marathon shall have obtained final internal credit and/or investment committee approval for the transaction contemplated by this letter (the “Marathon Approval Condition”).

GE Capital’s and Marathon’s commitment hereunder is subject to the execution and delivery of final legal documentation, reasonably acceptable to Borrowers, Marathon and GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter.

GECM shall act as the lead arranger and bookrunner with respect to the Financing. Borrowers agree that, except as expressly provided for in this Commitment Letter, without the prior written consent of GE Capital (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles conferred to any person or entity, in respect of the Financing, and (ii) no other lender under the Financing shall receive any compensation of any kind for its participation in the Financing.

Upon accepting this Commitment Letter, Borrowers agree to pay, in addition to any amounts paid under that certain Work Fee Letter dated November 16, 2005, $75,000 to GE Capital as an underwriting deposit (the “Underwriting Deposit”), in addition to any amounts paid under that certain Work Fee Letter dated November 16, 2005, which amounts shall be applied to the payment of costs and expenses payable by you pursuant to this Commitment Letter. It is expressly understood that the Borrowers shall replenish the Deposit as a condition to GE Capital’s agreement to continue to incur the fees and expenses described herein {such demand shall be made if the unused portion of the Deposit at any time is equal to or less

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than $25,000 and the failure of the Borrowers to pay such amount shall relieve GE Capital from any obligation to incur any further fees and expenses). If the closing of the Facilities is consummated, your remaining Underwriting Deposit (net of fees and expenses) would be applied toward fees due at closing. If the closing does not occur due to GE Capital or Marathon’s breach of its obligations under this Commitment Letter or where GE Capital or Marathon is not prepared to close the financing based upon the Due Diligence Condition or the Marathon Approval Condition, or if the closing of the Facilities is not consummated (for any reason other than your acceptance of financing from another lender or your termination of GE Capital’s efforts hereunder), then the balance of the Underwriting Deposit (net of fees and expenses) shall be returned. In all other circumstances, GE Capital will retain the remaining Underwriting Deposit.

By signing this Commitment Letter, Borrowers, Agent and Marathon acknowledge that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof. No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by Borrowers, Agent and Marathon.

This Commitment Letter is being provided to you on the condition that, except as required by law or by exchange rule or regulations of any markets in which the Parent’s stock is traded, neither it, nor their contents will be disclosed publicly or privately except to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Financing under consideration, and other financial matters respecting the Company and, following your acceptance of this Commitment Letter, your existing lenders and prospective investors, and then only on the condition that such matters may not, except as required by law, be further disclosed. No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to, GE Capital, Marathon or any of their respective affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Financing without the prior written consent of GE Capital or Marathon, as applicable.

Regardless of whether the commitment herein is terminated or the Financing closes, Borrowers agree to pay upon demand to GE Capital all out-of-pocket expenses (“Transaction Expenses”) which may be incurred by GE Capital or GECM in connection with the Financing (including all reasonable third party legal, environmental, appraisal, field examination fees of $800 per person per diem (or the then prevailing rate charged by GE, whichever is greater) plus actual out-of-pocket expenses in connection with the conduct of GE Capital’s field audit, appraisals and reasonable legal fees incurred in the preparation of this Commitment Letter, and evaluation of and documenting the Financing). With respect to documentation review and intercreditor matters, Borrowers shall pay for one additional counsel for Marathon in an

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amount not to exceed $10,000. GE Capital agrees to provide the Borrowers with an estimate of Transaction Expenses from time to time when requested by the Borrowers.

Regardless of whether the commitment herein is terminated or the Financing closes, Borrowers shall indemnify and hold harmless each of GE Capital, GECM, Marathon, the Lenders, their respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an “Indemnified Person”), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, or the Financing under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters (collectively “Claims”). Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. In addition, in no event shall Borrowers be obligated to indemnify an Indemnified Person from and against any Claim to the extent that such Claim is a result of a breach or default of its obligations under this Commitment Letter. Under no circumstances shall GE Capital, GECM, Marathon or any of their respective affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Commitment Letter, the Financing, or the documentation related thereto, regardless of whether the commitment herein is terminated or the Financing closes.

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, THE FEE LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. Each party hereto consents and agrees that the state or federal courts located in New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, or the Financing under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court (including an appellate court) located outside of such jurisdiction. Each party hereto expressly submits and consents in advance to such jurisdiction in any

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action or suit commenced in any such court, and hereby waives any objection, which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

GE Capital and Marathon shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital and/or Marathon may request, including business plans, financial statements (actual and pro forma), books, records, and other documents of Borrowers.

This Commitment Letter shall be of no force and effect unless and until (a) this Commitment Letter is executed and delivered to GE Capital and Marathon on or before 5:00 p.m. on November 23, 2005 and (b) such delivery is accompanied by payment of the Underwriting Deposit and 50% of the Closing Fees. Once effective, the Lenders’ commitments to provide financing in accordance with the terms of this Commitment Letter shall cease if the Financing does not close, or the Financing is not funded for any reason other than a breach of GE Capital or Marathon’s obligations under this Commitment Letter, on or before January 31, 2006 and, notwithstanding any further discussions, negotiations or other actions taken after such date, none of GE Capital, Marathon and their respective affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

GE Capital will refund its share of the Closing Fee paid in connection with the Borrowers acceptance of this Commitment Letter as well as any unused amounts under the Underwriting Deposit if the Financing does not close due to GE Capital’s breach of its obligations under this Commitment Letter or GE Capital is not prepared to close the financing based upon the Due Diligence Condition.

Marathon will refund its share of the Closing Fee paid in connection with the Borrowers’ acceptance of this Commitment Letter as well as any unused amounts under the Underwriting Deposit allocated to Marathon if the Financing does not close due to Marathon’s breach of its obligations under this Commitment Letter or Marathon is not prepared to close the financing based upon the Due Diligence Condition or the Marathon Approval Condition.

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Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ MICHAEL LUSTBADER
Michael Lustbader Duly Authorized Signatory

MARATHON STRUCTURED FINANCE FUND L.P.

By:	/s/ GARY LEMBO
Gary Lembo Director

Agreed to and Accepted this 18th day of November, 2005

THE ROWE COMPANIES., on behalf of itself and its subsidiaries

By:	/s/ GARRY W. ANGLE
Name:	Garry W. Angle
Title:	Vice President-Treasury Mgmt.